EXHIBIT (h.6)

AMENDMENT TO
TRANSFER AGENCY AGREEMENT,
FUND ACCOUNTING AGREEMENT AND
BLUE SKY SERVICES AGREEMENT

This Amendment, dated as of November 14, 2007 (the "Amendment"), amends the Fund Accounting Agreement dated as of June 30, 2000 (as amended to date, the "Fund Accounting Agreement"), the Transfer Agency Agreement dated as of October 22, 2001 (as amended to date, the "TA Agreement"), and the Blue Sky Services Agreement dated as of October 22, 2001 (as amended to date, the "Blue Sky Agreement," and together with the Fund Accounting Agreement and the TA Agreement, the "Agreements"), each between Heartland Group, Inc., a Maryland corporation (the "Company"), and Citi Fund Services Ohio, Inc., an Ohio corporation formally known as BISYS Fund Services Ohio, Inc. ("Citi"), each of the Agreements as amended by an Amendment dated September 1, 2005 (the "Prior Amendment"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreements.

WHEREAS, pursuant to the Agreements, Citi performs certain services for the Funds; and

WHEREAS, the parties wish to amend each of the Agreements as set forth below;

NOW, THEREFORE, Citi and the Company, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.	Extension of Terms.

The Initial Term of the TA Agreement, the Initial Term of the Blue Sky Agreement and the current Rollover Period of the Fund Accounting Agreement are each hereby extended through August 30, 2008.

2.	Service Standards.

Schedule 2 of the Prior Amendment shall be deleted in its entirety. Citi agrees to perform the services set forth in the Agreements in accordance with the service standards set forth in Schedule 1 attached hereto.

3.	Representations and Warranties.

(a) The Company represents that (i) it has full power and authority to enter into and perform this Amendment; (ii) this Amendment, and all information relating thereto has been presented to and reviewed by the Company's Board of Directors (the "Board"); and (iii) that the Board has approved this Amendment.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

(a) This Amendment supplements and amends each of the Fund Accounting Agreement, the TA Agreement and the Blue Sky Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provision of any of the Agreements or any provision of any Agreement that directly covers or indirectly bears upon matters covered under this Amendment.

(b) Each reference to the Agreements in any of the Agreements (as they existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to such Agreements as amended by this Amendment. Except as provided in this Amendment, the provisions of each of the Agreements remain in full force and effect.

(c) No amendment or modifications to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(d) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(e) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Naddaff
Name: Fred Naddaff
Title: President

HEARTLAND GROUP, INC.

By: /s/ Paul T. Beste
Name: Paul T. Beste
Title: Vice President and Secretary

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EXHIBIT (h.6)

SCHEDULE 1
TO THE AMENDMENT TO THE
TRANSFER AGENCY AGREEMENT, FUND ACCOUNTING AGREEMENT AND
BLUE SKY SERVICES AGREEMENT

SERVICE LEVEL STANDARDS

Pursuant to Section 2 of this Amendment, Citi agrees to perform the services described in the Agreements in accordance with the service standards set forth in this Schedule 1. The parties agree that such service standards may be revised from time to time, by mutual agreement. These service standards replace the service standards set forth in the Agreements.

In the event that Citi fails to meet a service standard in any particular month, Citi agrees to take appropriate corrective measures during the following month in order to be in compliance with such standard at the end of such following month. In the event that Citi fails to meet the same service standard in three months (the third of such three months being referred to as the "Trigger Month") in any six-month period, the fees payable to Citi for the month following the Trigger Month shall be reduced as set forth in the table below. Measurements and reporting of the services standards will occur at the Citi services team level, which will include clients other than the Company.

The service standards are subject to all terms and conditions of the Agreements, including without limitation, provisions relating to force majeure and standard of care, and Citi shall not be subject to the service standards set forth herein when (i) Citi has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan; and/or (ii) in the case of events beyond Citi's reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization by the Company, its investment adviser and other third parties. Citi shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Company or its investment adviser or other third parties.

The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the month. With respect to transfer agency-related performance standards for call center abandon rate and call center service level, calculations are based on Citi's service team level's performance where measurements are based on overall performance of the team servicing multiple clients, including the Company.

Item	Standard	Fee Reduction
7 Financial Services Auto Files (Fund Price, Position, Security, Tax Lot, Issuer and Rate)	100% of files delivered by 5:45 p.m. CST each business day	$500

Item	Standard	Fee Reduction
5 Financial Services Batch Files (BSFILE, Price, Security, Holdings, Tax Lot)	Expected delivery by 5:00 p.m. CST Penalty: 100% of files delivered by 6:00 p.m. CST each business day	$500
Daily Cash File	Expected delivery by 9:00 a.m. CST Penalty: Delivered by 9:30 a.m. CST each business day	$250
Blue Sheet File	Expected delivery by 5:00 p.m. CST Penalty: Delivered by 6:00 p.m. CST each business day	$250
Custody Reconciliation	Delivered each Friday by 5:00 p.m. CST	$250
Financial Transactions	98% accuracy Heartland Specific QA Results This standard is to become effective with the reporting for the month of November, 2007	1% of monthly TA Service Fees
Accounting Maintenance	98% accuracy Heartland Specific QA Results This standard is to become effective with the reporting for the month of November, 2007	1% of monthly TA Service Fees
New Account Set-Up	95% accuracy Heartland Specific QA Results This standard is to become effective with the reporting for the month of November, 2007	1% of monthly TA Service Fees
Account Statements	100% mailed within five business days	1% of monthly TA Service Fees
Daily Confirms	100% mailed within three business days	1% of monthly TA Service Fees
Correspondence	100% mailed within five business days	1% of monthly TA Service Fees

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Item	Standard	Fee Reduction
Call Center Abandon Rate	2% or less	1% of monthly TA Service Fees
Call Center Service Level	85% of calls answered within 20 seconds	1% of monthly TA Service Fees
Privacy Violations	Any violation as defined by Regulation S-P and agreed upon by CCO's of each party	1% of monthly TA Service Fees

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